NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277

Jack Lascar / Karen Roan

Dennard Rupp Gray & Easterly (DRG&E)

713-529-6600

MITCHAM INDUSTRIES REPORTS FISCAL 2007 FOURTH QUARTER AND YEAR-END RESULTS

•	Seamap backlog at fiscal 2007 year end totaled $17 million

•	Company provides guidance for fiscal 2008

•	Company to host conference call on Wednesday, April 11

HOUSTON – APRIL 10, 2007 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2007 fourth quarter and year ended January 31, 2007.

The Company reported net income of $0.7 million, or $0.07 per diluted share, for the fourth quarter of fiscal 2007 compared to net income of $4.6 million, or $0.45 per diluted share, for the fourth quarter of fiscal 2006. Total revenues for the fourth quarter were $11.1 million compared to $10.1 million in the same period last year. For fiscal 2007 the Company reported net income of $9.3 million, or $0.93 per diluted share, compared to $10.9 million, or $1.10 per diluted share, in fiscal 2006. Total revenues for fiscal 2007 were $48.9 million compared to $34.6 million last year.

Billy Mitcham, the Company’s President and CEO, stated, “Despite a challenging fourth quarter we are pleased with our accomplishments in fiscal 2007. We formed a new exclusive agreement with Sercel, Inc., acquired our first Sercel Seal marine streamer, sold our first GunLink 4000 and established a strong market position for our GunLink product line, and purchased over $25 million of lease equipment because of strong customer demand. However, in the fourth quarter we faced some challenges, which have been addressed, and overall we continue to experience strong demand for our equipment.”

The Company’s fiscal 2007 fourth quarter was impacted by the following key items:

•	As disclosed in its December 11, 2006 fiscal third quarter press release, the Company discovered a design issue on the GunLink 4000 system pertaining to its use with a particular type of air gun. As a result, two GunLink 4000 orders were affected, deferring approximately $2.0 million in revenues that the Company had expected in the third quarter. One order was delayed until March 2007, and the other was converted to a GunLink 2000 order and is expected to be delivered later in fiscal 2008. The resolution of the design issue, along with efforts to meet customer requirements, resulted in unexpected pre-tax costs of approximately $1.7 million for the fiscal year, of which $1.4 million occurred in the fourth quarter.

•	Approximately $2.4 million of Seamap product sales that were expected to occur in the fourth quarter were deferred to the first quarter of fiscal 2008. The affected orders consisted of two GunLink 2000 systems and other ancillary equipment and were deferred due to production delays, as well as postponements in the availability of a customer’s vessel for installation.

•	Four GunLink 2000 units produced by Seamap were sold to the Company’s Equipment Leasing segment for use in a favorable new 12 month lease contract beginning March 1, 2007. The Company’s fourth quarter 2007 consolidated results do not include revenues from the sale of these GunLink 2000 units, which amount to approximately $1.0 million, as the sale is classified as an intercompany transaction. Beginning in the fiscal first quarter 2008, the Company will report lease revenues generated from these assets associated with this lease contract.

Combined, these above-mentioned items reduced fourth quarter revenues and operating income by approximately $3.4 million and $2.3 million, respectively.

Mr. Mitcham added, “We are confident that we have resolved the design issues around the GunLink 4000 system, and backlog for Seamap at fiscal year end 2007 totaled approximately $17 million, which includes about $13 million related to our Gunlink product line of marine energy source controllers. We are excited about how well the Seamap products are positioned in the marketplace and expect strong results from this segment in fiscal 2008.

“In response to customer demand, we have ordered an additional 4,000 channels of Sercel 408 equipment for our lease pool, bringing our count for all types of recording equipment to about 62,000 channels. We are seeking early delivery of this equipment during this summer compared to our typical year-end delivery on such orders. This new equipment is in addition to the over $25 million of new equipment added to our lease pool in fiscal 2007 pursuant to our previous arrangement with Sercel. Based on the demand we are seeing from our customers and our current level of backlog, we expect a strong year in fiscal 2008 in terms of revenues and profitability.”

FOURTH QUARTER 2007 RESULTS

Total revenues for the fourth quarter rose 10 percent to $11.1 million from $10.1 million in the same period a year ago. Core revenue from equipment leasing, excluding equipment sales, increased 53 percent to $6.8 million from $4.4 million in the same period last year, driven by increased demand for seismic equipment, expansion into new geographic markets and expansion of the Company’s lease pool. Sales of new seismic equipment and hydrographic and oceanographic equipment also benefited from the strong demand environment as revenues rose 45 percent to $1.4 million. Sales of lease pool equipment were down 89 percent to $0.3 million since the lease pool was heavily utilized during the quarter. Seamap equipment sales for the fourth quarter rose 39 percent to $2.6 million from $1.9 million in the comparable period a year ago.

Of the approximately $25 million of new lease pool equipment purchased in fiscal 2007, about $15 million of it was acquired in the fourth quarter and thus did not contribute significantly to fourth quarter leasing revenues.

Gross profit in the fourth quarter declined to 43 percent of revenues compared to 48 percent of revenues in the fourth quarter of last year. The decline in gross profit was due primarily to costs associated with the resolution of the design issue of the new GunLink 4000 system.

General and administrative costs for the fourth quarter rose to $4.3 million from $2.9 million in the same period a year ago primarily due to higher expenses related to stock-based compensation resulting from the adoption of Statement of Financial Accounting Standard No. 123R (“SFAS 123R”) and Sarbanes-Oxley 404 compliance.

EBITDA (net income before interest, taxes, depreciation and amortization) for the fourth quarter was $2.3 million compared to $4.5 million in the same period last year. EBITDA, which is not a measure determined in accordance with generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income in Note A under the accompanying financial tables.

FISCAL 2007 RESULTS

Total revenues for fiscal 2007 rose 41 percent to $48.9 million from $34.6 million in fiscal 2006. Core revenue from equipment leasing, excluding equipment sales, increased 13 percent to $24.9 million, while combined sales of new seismic and SAP equipment rose 160 percent to $8.4 million. Lease pool equipment sales decreased 18 percent to $4.3 million as strong lease demand and heavy utilization limited sales of older equipment.

Seamap equipment sales for fiscal 2007 rose to $11.2 million from $4.0 million in fiscal 2006. The Company acquired Seamap, a manufacturer of seismic equipment used primarily in marine seismic applications, in July of 2005, thus it contributed only seven months to fiscal 2006 results, while contributing a full 12 months to fiscal 2007.

Gross profit for fiscal 2007 declined to 47 percent of revenues compared to 51 percent of revenues in fiscal 2006. The decline in gross profit was due primarily to costs associated with the resolution of the design issue of the new GunLink 4000 system.

General and administrative costs for fiscal 2007 rose to $15.0 million from $9.4 million in fiscal 2006 due to the inclusion of Seamap for a full year and increased expenses related to stock-based compensation and Sarbanes-Oxley compliance. The adoption of SFAS 123R resulted in $1.6 million of expenses recognized related to stock-based compensation for fiscal 2007. Additionally, the Company incurred approximately $0.6 million in expenses related to Sarbanes-Oxley 404 compliance.

EBITDA for fiscal 2007 was $15.5 million compared to $17.0 million in fiscal 2006. EBITDA, which is not a measure determined in accordance with generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income in Note A under the accompanying financial tables.

OUTLOOK

Based on the current backlog of business and its fiscal 2008 operating plan, the Company expects total revenues for its fiscal year ending January 31, 2008 to range between $55 million and $60 million. In recent periods the Company has had deferred tax benefits from the recognition of deferred tax assets, consisting primarily of net operating losses carry forwards from prior periods and book/tax differences related to fixed assets. As of January 31, 2007, the Company has recognized essentially all of the benefit from these deferred tax assets and therefore projects an effective tax rate of approximately 34 percent for fiscal 2008. Operating income for fiscal 2008 is expected to range between $12.5 million and $13.5 million.

CONFERENCE CALL

The Company has scheduled a conference call for Wednesday, April 11, 2007, at 10:00 a.m. Eastern time, to discuss fiscal 2007 fourth quarter and year-end results. To access the call, please dial (303) 262-2140 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through April 25, 2007 and may be accessed by calling (303) 590-3000, and using the passcode 11087633. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future results of operations, demand for the Company’s products and services, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors that are disclosed in the Company’s 2006 Annual Report on Form 10-K and its other Securities and Exchange Commission filings and available from the Company without charge. All information in this release is as of the date of this release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

– Tables to follow –

MITCHAM INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

January 31,		January 31,
2007		2006
ASSETS

Current assets:
Cash and cash equivalents	$12,582	$16,438
Short-term investments	—	2,550
Accounts receivable, net	11,823	6,464
Current portion of notes receivable, net	1,787	2,734
Inventories, net	7,308	1,155
Deferred tax asset	483	—
Prepaid expenses and other current assets	2,003	400
Total current assets	35,986	29,741

Seismic equipment lease pool and property and equipment, net	35,432	19,924
Intangible assets, net	2,127	2,584
Goodwill	3,358	2,358
Deferred tax asset, net	5,094	3,000
Long-term portion of notes receivable and other assets	1,305	13

Total assets	$83,302	$57,620

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$16,343	$4,436
Current maturities of long-term debt	1,500	—
Income taxes payable	328	286
Deferred revenue	948	381
Accrued and other current liabilities	3,177	2,066
Total current liabilities	22,296	7,169
Long-term debt	1,500	3,000

Total liabilities	23,796	10,169

Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued
and outstanding	—	—
Common stock, $.01 par value; 20,000 shares authorized; 10,601 and
10,360 shares issued, respectively	106	104
Additional paid-in capital	67,385	64,396
Treasury stock, at cost (919 and 915 shares)	(4,781)	(4,686)
Accumulated deficit	(6,142)	(15,427)
Accumulated other comprehensive income	2,938	3,064

Total shareholders’ equity	59,506	47,451

Total liabilities and shareholders’ equity	$83,302	$57,620

MITCHAM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months Ended		For the Years Ended
	January 31,		January 31,
	2007	2006	2007	2006
Revenues:
Equipment leasing	$6,801	$4,436	$24,942	$22,104
Lease pool equipment sales	306	2,876	4,297	5,218
Seamap equipment sales	2,634	1,891	11,227	4,020
Other equipment sales	1,354	931	8,444	3,247

Total revenues	11,095	10,134	48,910	34,589

Cost of sales:
Direct costs — equipment leasing	358	733	2,167	2,907
Direct costs — lease pool depreciation	2,105	2,011	7,612	8,310
Cost of lease pool equipment sales	85	415	1,961	950
Cost of Seamap and other equipment sales	3,803	1,543	14,087	4,080
Impairment of assets	—	617	—	617

Total cost of sales	6,351	5,319	25,827	16,864

Gross profit	4,744	4,815	23,083	17,725
Operating costs:
General and administrative	4,277	2,948	14,970	9,437
Provision for doubtful accounts	251	28	251	188
Depreciation and amortization	363	362	1,307	648

Total operating costs	4,891	3,338	16,528	10,273

Operating income (loss)	(147)	1,477	6,555	7,452
Interest and other income, net	238	158	902	439
Income before income taxes	91	1,635	7,457	7,891
Benefit from income taxes	639	2,989	1,828	2,964

Net income	$730	$4,624	$9,285	$10,855

Net income per common share:
Basic	$0.08	$0.50	$0.97	$1.19
Diluted	$0.07	$0.45	$0.93	$1.10
Shares used in computing net income per common share:
Basic	9,630	9,318	9,596	9,126
Diluted	10,120	10,184	10,026	9,844

MITCHAM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

For the Year Ended	For the Year Ended
January 31, 2007	January 31, 2006
Cash flows from operating activities:
Net income	$9,285	$10,855
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	8,919	8,958
Impairment of assets	—	617
Stock-based compensation	1,645	153
Provision for doubtful accounts, net of charge offs	251	104
Provision for inventory obsolescence, net of charge offs	144	-
Gross profit from sale of lease pool equipment	(2,336)	(4,268)
Excess tax benefit from exercise of non-qualified stock options	(390)	-
Provision for deferred income taxes	(2,523)	(3,000)
Changes in:
Trade accounts and notes receivable	(6,778)	(808)
Inventories	(5,088)	(268)
Current assets of discontinued operations	354	39
Income taxes payable	295	2
Accounts payable, accrued expenses and other current liabilities	1,054	(1,093)
Current liabilities of discontinued operations	-	(4)
Prepaids and other, net	(1,246)	(86)

Net cash provided by operating activities	3,586	11,201

Cash flows from investing activities:
Sales from used lease pool equipment	4,297	5,218
Acquisition of Seamap, net of $1,027 cash acquired in 2006	(1,000)	(2,537)
Purchases of short-term investments	—	(6,000)
Redemptions of short-term investments	2,550	3,450
Purchases of seismic equipment held for lease	(12,868)	(8,186)
Purchases of property and equipment	(1,677)	(784)
Long-term assets of discontinued operations	—	216

Net cash used in investing activities	(8,698)	(8,623)

Cash flows from financing activities:
Payments on borrowings	—	(918)
Proceeds from issuance of common stock upon exercise of stock options	861	1,640
Excess tax benefits from exercise of non-qualified stock options	390	-
Net cash provided by financing activities	1,251	722
Effect of changes in foreign exchange rates on cash and cash equivalents	5	-

Net increase (decrease) in cash and cash equivalents	(3,856)	3,300
Cash and cash equivalents, beginning of period	16,438	13,138

Cash and cash equivalents, end of period	$12,582	$16,438

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Income to EBITDA
(In thousands)
(Unaudited)

	For the Three Months Ended		For the Years Ended
	January 31,		January 31,
	2007	2006	2007	2006
Net income	$730	$4,624	$9,285	$10,855
Interest income, net	(219)	(143)	(836)	(422)
Depreciation, amortization and impairment	2,468	2,990	8,919	9,575
Provision for (benefit from) income taxes	(639)	(2,989)	(1,828)	(2,964)

EBITDA (1)	2,340	4,482	15,540	17,044

Stock-based compensation	447	81	1,645	153

Adjusted EBITDA(1)	$2,787	$4,563	$17,185	$17,197

(1)	EBITDA is defined as net income (loss) before (i) interest income, net of interest expense, (ii) provision for (or benefit from) income taxes and (iii) depreciation, amortization and impairment of assets. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because they provide management with important information for assessing our performance and as indicators of our ability to make capital expenditures and finance working capital requirements. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

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